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                                                                   EXHIBIT 10.12

                                 SPYGLASS, INC.

                     Senior Management Retention Agreement


Michael Sears
Spyglass, Inc.
175 S. San Antonio Rd
Los Altos, CA 94022

Dear Michael:

         Spyglass, Inc. (the "Company") recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders.

         The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel, including yourself, without distraction from the possibility of a change in control of the Company and related events and circumstances.

         As inducement for and in consideration of your remaining in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control of the Company (as defined below).

               1.    Certain Definitions.


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         As used herein, the following terms shall have the following respective meanings:

               1.1   "Change in Control" shall mean:

                     (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
(iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.1; or

                     (b) individuals who, as of the date hereof, constitute the members of the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director (except that this proviso clause shall not apply to any individual whose initial election as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or



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                     (c)    the consummation of a reorganization, merger or
consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, (ii) no Person (excluding any resulting or acquiring corporation in such Business Combination or any employee benefit plan (or related trust) of the Company or of such resulting or acquiring corporation in such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of such resulting or acquiring corporation in such Business Combination, or of the combined voting power of the then-outstanding voting securities of such corporation (except to the extent that such ownership existed prior to the Business Combination) and (iii) at least half of the members of the board of directors of the resulting or acquiring corporation in such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                     (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

               1.2   "Cause" shall mean:


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                     (a)    your willful failure to substantially perform your
reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or

                     (b) your willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

         For purposes of this Section 1.2, no act or failure to act, on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company.

               1.3 "Good Reason" shall mean the occurrence, without your written consent, of any of the following circumstances unless such circumstance is fully corrected prior to the Date of Termination specified in the Notice of Termination (each as defined below) given in respect thereof (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by you):

                     (a) the assignment to you (without your written consent) of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority or responsibilities in effect as immediately prior to the Change in Control, or any other action by the Company which results in a diminution in such position, authority or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you;



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                     (b)    a reduction in your annual base salary as in effect
on the date hereof or as the same may be increased from time to time;

                     (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, (ii) continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control or (iii) award cash bonuses to you in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance;

                     (d) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

                     (e) a change by the Company in the location at which you perform your principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from your principal residence at the time of the Change in Control and (ii) more than 20 miles from the location at which you perform your principal duties for the Company at the time of the Change in Control; or a requirement by the Company that you travel on Company business to a substantially greater extent than required immediately prior to the Change in Control;




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                     (f)    the failure of the Company to obtain a reasonably
satisfactory agreement from any successor to assume and agree to perform this Agreement, as required by Section 5; or

                     (g) a purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 3.2 and 6, which purported termination shall not be effective for purposes of this Agreement.

         For purposes of this Agreement, any good faith determination of "Good Reason" made by the Board shall be conclusive, provided that Incumbent Directors then comprise a majority of the Board.

               1.4 "Disability" shall mean your absence from the full-time performance of your duties with the Company for six consecutive months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative.

         2.    Term of the Agreement.    The term of this Agreement (the
"Term") shall commence on as of the date hereof and shall continue in effect through December 31, 1998; provided, however, that commencing on January l, 1999 and each January l thereafter, the Term shall be automatically extended for one additional year unless, not later than October 31 of the preceding calendar year, the Company shall have given you written notice that the Term will not be extended. This Agreement, and all rights and obligations of the parties hereunder, shall expire upon (a) the expiration of the Term if a Change in Control has not occurred during the Term, (b) the date 24 months after the date of the Change in Control, if you are still employed by the Company as of such date, or (c) the fulfillment by the Company of all of its obligations under Section 4 if your employment with the Company terminates within 24 months following a Change in Control.



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3.       Employment Status; Termination Following Change in Control.

               3.1 Not Employment Contract. You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee and that this Agreement does not prevent you from terminating your employment at any time. If your employment with the Company terminates for any reason and subsequently a Change in Control shall occur, you shall not be entitled to any benefits hereunder.

               3.2   Termination of Employment.   Any termination of your
employment by the Company or by you within 24 months following a Change in Control of the Company during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 6. If such employment termination is for Cause, Good Reason or Disability, the Notice of Termination shall so state. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination (provided that no such Notice of Termination shall specify an effective date less than fifteen days or more than 120 days after the date such Notice of Termination is delivered).

         4.    Rights Upon Termination.

               4.1 Compensation. You shall be entitled to the following benefits if a Change in Control occurs during the Term and your employment with the Company terminates within 24 months following such Change in Control:

                     (a) Termination Without Cause or for Good Reason. If your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason within 24 months following a Change in Control, then you shall be entitled to the following benefits:

                            (i)   the Company shall pay to you in a lump sum in
cash within 30 days after the Date of Termination the aggregate of the following amounts:


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                                  (1)   the sum of (A) your annual base salary
through the Date of Termination, (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the number of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) the amount of any compensation previously deferred by you (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the "Accrued Obligations"); and

                                  (2)   the amount equal to the sum of (A) your
highest annual base salary during the five-year period prior to the Change in Control and (B) your highest annual bonus during the five-year period prior to the Change in Control.

                            (ii)  for 12 months after your Date of Termination,
or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to you and your family at least equal to those which would have been provided to you and them in accordance with the applicable plans, programs, practices and policies in effect on the Date of Termination (excluding any savings and/or retirement plans) if your employment had not been terminated; provided, however, that if you become reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall not be provided to the extent the same are provided under such other plan during such applicable period of eligibility; and

                            (iii) to the extent not theretofore paid or
provided, the Company shall timely pay or provide to you any other amounts or benefits required to be paid or provided or which you are eligible to receive following your termination of employment under any plan, program, policy or practice or contract or agreement of


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the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                     (b) Resignation without Good Reason; Termination for Death or Disability. If you voluntarily terminate your employment within 24 months following a Change in Control, excluding a termination for Good Reason, or if your employment is terminated by reason of your death or Disability within 24 months following a Change in Control, the Company shall (i) pay you, in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to you the Other Benefits.

                     (c) Termination for Cause. If your employment is terminated by the Company for Cause within 24 months following a Change in Control, the Company shall (i) pay you, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) your annual base salary through the Date of Termination and (B) the amount of any compensation previously deferred by you, in each case to the extent not theretofore paid, and (ii) timely pay or provide to you the Other Benefits.

               4.2 Taxes. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for your benefit) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and without regard to whether such payments (or any other payments) would subject you to the federal excise tax levied on certain "excise parachute payments" under
Section 4999 of the Code; provided, that if the total of all payments to or for your benefit, after deduction of all federal taxes (including the tax set forth in Section 4999 of the Code, if applicable) with respect to such payments (the "total after-tax payments"), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the total after-tax payments. The determination as to whether and to what extent payments under this


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agreement are required to be reduced in accordance with the preceding sentence shall be made by agreement between you and the independent public accounting firm of the Company (whose fees and expenses shall be borne solely by the Company). To the extent that any elimination or reduction of payments is made in accordance with this Section 4.2, the determination as to which payments shall be eliminated or reduced shall be made by you.

               4.3 Mitigation. Except as provided in Section 4.1(a)(ii) hereof, you shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in this
Section 4 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by you to the Company or otherwise.

               4.4 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any claim or contest by the Company, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

         5.    Successors; Binding Agreement.

               5.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of


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this Agreement at or prior to the effectiveness of nay succession shall be a breach of this Agreement and shall constitute Good Reason if you elect to terminate your employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

               5.2 This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

         6. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case addressed to the Chief Executive Officer of the Company, at Naperville Corporate Center, 1240 East Diehl Road, Naperville, Illinois 60563, and to you at the address shown above (or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

         7.    Miscellaneous.



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               7.1   For purposes of this Agreement, your employment with the
Company shall not be deemed to have terminated if you continue to be employed by a subsidiary of the Company.

               7.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               7.3 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

               7.4 No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

               7.5 This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

               7.6 Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

               7.7 This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

         If this accurately reflects our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.



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Sincerely,
                                              SPYGLASS, INC.

                                        By:   /s/Gary Vilchick
                                           ------------------------------------
                                              Gary Vilchick
                                           ------------------------------------
                                              (Print Name)

                                              Executive VP and CFO
                                           ------------------------------------
                                              (Print Title)

Agreed to this 2nd day of June, 1997

/s/ Michael Sears
------------------------------------
    (Signature)

Michael Sears
------------------------------------
    (Print Name)

VP and General Manager SurfWatch
------------------------------------
    (Print Title)